Exhibit 99.1

FOR IMMEDIATE RELEASE
Lumos Pharma Promotes John C. McKew, PhD to Chief Operating Officer and Chief Scientific Officer

AUSTIN, TX, April 2, 2020 (GLOBE NEWSWIRE) - Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, announced the promotion of John C. McKew, PhD to the position of Chief Operating Officer, effective April 1, 2020, in addition to his current role as Chief Scientific Officer. In his new role, Dr. McKew will spearhead the advancement of Lumos Pharma’s clinical development plan and will continue to be a key part of the business development team as the company looks for additional assets to add to its pipeline.
“Dr. McKew has extensive experience in preclinical and clinical development of novel therapeutics across the private and public sector with myriad successes and demonstrated leadership in both realms,” said Rick Hawkins, Chairman, CEO and President. “His prior work in the discovery and advancement of rare therapeutics offers critical support to Lumos Pharma’s clinical strategy, and his proven leadership capabilities serve to further strengthen our management team and the company at large.”
“I am honored to assume the role of Chief Operating Officer and Chief Scientific Officer of Lumos Pharma and am excited to work with Rick and our team to advance the company toward our clinical and strategic goals,” Dr. McKew stated.
Dr. McKew has twenty-seven years of experience developing novel therapeutics where he successfully advanced therapies through preclinical and into clinical development. Prior to Lumos Pharma, Dr. McKew served as V.P. of research at aTyr Pharma where he led a research team discovering and advancing protein-based therapeutics for rare diseases. He has also served as Acting Scientific Director for the National Center for Advancing Translational Science (NCATS) intramural group, a part of the National Institute of Health (NIH). At NCATS, his lab’s work on rare diseases and public/private partnerships led to the collaborative advancement of several therapeutic candidates currently being commercialized by pharmaceutical companies. Prior to his position at the NIH, Dr. McKew held a Director level position at Wyeth Research, after beginning his career at Genetics Institute, Inc., before the two companies merged.
Beyond his work with Lumos Pharma, Dr. McKew is currently an Adjunct Professor at the Boston University School of Medicine and has previously served as the Chair Elect, Chair and Immediate Past Chair of the American Chemical Society’s Northeastern section. Dr. McKew also serves on multiple translational review panels at the NIH and other funding agencies. He has over 70 peer-reviewed publications and granted patents. Dr. McKew graduated from State University of New York at Stony Brook with B.S. degrees in Chemistry and Biochemistry, completed his Ph.D. in Organic Chemistry at University of California, Davis and held post-doctoral research positions at the University of Geneva and Firmenich, SA.
About Lumos Pharma
Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding by leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure

Exhibit 99.1

for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit www.lumos-pharma.com.
Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, the potential of an orally administered treatment regimen for PGHD and other indications, and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, including the effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements as discussed in "Risk Factors" and elsewhere in Lumos Pharma’s definitive proxy statement, as amended and filed with the SEC on February 13, 2020, Lumos Pharma’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing either of the Company’s views as of any date subsequent to the date of this press release.

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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-648-3757
ir@lumos-pharma.com